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                                                                      EXHIBIT 18


                                  PRESS RELEASE


NEWS For Immediate Release

CONTACTS
Geri L. Schanz                      Catharina Sundelin
APR                                 Director of Information & Investor Relations
Continuus Software Corporation      Telelogic AB
Phone: 949.885.2512                 Phone: +46 40-17 47 30
E-mail: geri_schanz@continuus.com   E-mail: catharina.sundelin@telelogic.com


Telelogic AB and Continuus Software Corporation Announce Expiration of Hart-Scott-Rodino Waiting Period

IRVINE, CALIF. -- NOVEMBER 22, 2000 -- Continuus Software Corporation (NASDAQ:
CNSW), the leading provider of eAsset Management solutions, and Telelogic AB (Stockholm Stock Exchange: TLOG), the world-leading supplier of solutions for real-time software development and requirements management, announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, in connection with Telelogic's proposed acquisition of Continuus, expired on November 20, 2000. As has been previously disclosed, on October 25, 2000, Continuus and Telelogic announced the signing of a definitive merger agreement pursuant to which a wholly-owned subsidiary of Telelogic agreed to purchase, subject to the satisfaction of certain conditions, all of the outstanding shares of Continuus common stock for $3.46 per share in cash through a front-end tender offer and back-end merger. The expiration or early termination of the HSR waiting period was a condition to completion of the tender offer. The consummation of the tender offer remains subject to customary closing conditions, including that a certain minimum of the outstanding Continuus shares are tendered.

Telelogic's tender offer is scheduled to expire at 12:00 midnight EST on Tuesday, November 28, 2000, unless extended.


ABOUT CONTINUUS
Continuus Software Corporation is the leading provider of eAsset Management solutions. eAsset Management enables organizations to develop, enhance, deploy and more effectively manage their teams building Internet and enterprise software and content-based systems. Continuus products enable organizations to improve the quality of their eAssets and to reduce the time it takes to deliver Internet and software applications. Continuus offers eAsset Management solutions, consisting of Continuus CM Synergy, Continuus WebSynergy, Continuus ChangeSynergy, and Continuus KnowledgeSynergy, designed to support the collaborative development, management, approval and deployment of the most complex and demanding software, Internet applications and Web content.

The company also offers its customers professional services through the eAsset foundation methodology that include consulting, training and maintenance services to facilitate successful implementations. Continuus has licensed its products to more than 585 customers, 1,000 sites and 60,000 users worldwide.

For more information on Continuus: in the United States, call 949.830.8022; in Canada, call 613.751.4499; in the United Kingdom, call 44.1344.788.100; in Germany, call 49.89.54.8880; in France, call 33.1.69.59.1616; in Australia call 61.2.9904.6033, or visit its Web site at www.continuus.com.


ABOUT TELELOGIC
Telelogic is established in thirteen countries under its own name, and a further 20 countries through distributors. It leads the market in development environments for advanced software, especially in real-time applications. By offering high


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quality graphical development tools and related services, Telelogic makes the development of software more rapid, less labor intensive, and more reliable.

The company has a global client base, including all the top 10 communication suppliers such as Alcatel, Cisco, Ericsson, Fujitsu, Hewlett-Packard, Lucent, Motorola, NEC, Nokia, Nortel Networks and Siemens, as well as a number of leading suppliers within automotive and aerospace.

The software market is moving towards more visual programming methods, and Telelogic leads in the production of the next generation of development tools, in this area. Telelogic is well prepared to deliver rapid and complete solutions for the complex challenges faced by the real-time industry.

For more information about Telelogic, please visit www.telelogic.com.

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THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO
SELL SHARES. TELELOGIC HAS FILED A TENDER OFFER STATEMENT WITH THE SEC AND CONTINUUS HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS OF BOTH TELELOGIC AND CONTINUUS ARE URGED TO READ EACH OF THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REFERENCED IN THIS PRESS RELEASE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED BY TELELOGIC AND CONTINUUS WITH THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV.

THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FREE FROM CONTINUUS OR BY CONTACTING D.F. KING & CO., THE INFORMATION AGENT, AT (800) 714-3311.

This press release contains certain forward-looking statements that are based largely on Continuus Software's current expectations and are subject to a number of risks and uncertainties. Actual results and events could differ significantly from those discussed in the forward-looking statements. These risks and uncertainties include those associated with the development of new products and technologies, including Continuus eAsset Management solutions, the emerging markets for our products, intense competition in our markets and the markets of our customer's and partners, and the proposed acquisition of Continuus Software by Telelogic AB, as well as other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

Trademarks and registered trademarks are the property of their respective holders.